UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

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WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2009

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 5, 2009, at 9:00 a.m., local time, in Ballroom B located in The Brown Palace Hotel, at 321 17th Street, Denver, Colorado 80202, for the following purposes:

•	to elect three directors to hold office until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2009; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 13, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed with this notice.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado
April 1, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2009. The proxy statement and annual report to stockholders are available at www.edocumentview.com/wll.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board of Directors, sign exactly as your name appears thereon and return immediately.

PROXY STATEMENT
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MISCELLANEOUS
APPENDIX A

WHITING PETROLEUM CORPORATION
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2009

This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Whiting Petroleum Corporation beginning on or about April 1, 2009 in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Tuesday, May 5, 2009, at 9:00 a.m., local time, in Ballroom B located in The Brown Palace Hotel at 321 17th Street, Denver, Colorado 80202, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the three nominees for election as directors referred to in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009 and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of three directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting.

Only holders of record of our common stock at the close of business on March 13, 2009 are entitled to vote at the Annual Meeting. On that date, 51,003,836 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect three directors to hold office until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees in this proxy statement. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

The following sets forth certain information, as of March 13, 2009, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms to expire at the 2009 Annual Meeting

James J. Volker, 62, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director of Whiting Oil and Gas Corporation in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering.

William N. Hahne, 57, has been a director since 2007.  Mr. Hahne was Chief Operating Officer of Petrohawk Energy Corporation from July 2006 until October 2007. Mr. Hahne served at KCS Energy, Inc. as President, Chief Operating Officer and Director from April 2003 to July 2006, as Executive Vice President and Chief Operating Officer from March 2002 to April 2003 and in other management positions prior to that. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 34 years of extensive technical and management experience with independent oil and gas companies including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company (LL&E) and Burlington Resources, Inc.

Graydon D. Hubbard, 75, has served as a director of Whiting Petroleum Corporation since 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a company engaged in the business of designing, manufacturing and selling motion control products. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2012 Annual Meeting and urges each stockholder to vote FOR such nominees. Shares of common stock represented by executed but unmarked proxies will be voted FOR such nominees.

Directors Continuing in Office

Terms expiring at the 2010 Annual Meeting

Thomas L. Aller, 60, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller has served as Senior Vice President — Energy Delivery of Alliant Energy Corporation and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since 2003. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa.

Thomas P. Briggs, 60, has been a director of Whiting Petroleum Corporation since 2006. During the last five years, Mr. Briggs served as chief financial officer of Healthy Food Holdings, Inc., a holding and management company for branded food companies and of Horizon Organic, an organic foods company. Prior to that, he served as chief financial officer of a private, Denver-based food manufacturer and supplier. During the 1970s and 1980s he was a tax and M&A consultant to oil and gas exploration companies, and chief financial officer and senior officer in two Denver-based independent oil and gas companies. Mr. Briggs, an inactive certified public accountant, has 26 years of management experience as a chief financial officer in public and private companies primarily in the oil and gas and food industries, and also has 10 years of public accounting experience in two of the current four worldwide public accounting firms. He is a past director of the Independent Petroleum Association of the Mountain States (IPAMS). Mr. Briggs holds a Bachelor of Arts degree in accounting from Duke University and a Juris Doctorate degree from the Georgetown University Law Center. He is currently a board member and chairman of the audit committee of Corrpro Companies, Inc., a publicly held company.

Terms expiring at the 2011 Annual Meeting

D. Sherwin Artus, 71, has been a director of Whiting Petroleum Corporation since 2006. Mr. Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer. Mr. Artus became Senior Vice President in January 2002 and retired from the Company on April 1, 2006. Prior to joining Whiting, he was employed by Shell Oil Company in various engineering research and management positions. From 1974-1977, he was employed by Wainoco Oil and Gas Company as Production Manager. He was a co-founder and later became President of Solar Petroleum Corporation, an independent oil and gas producing company. He has over 48 years of experience in the oil and natural gas business. Mr. Artus holds a Bachelor’s Degree in Geological Engineering and a Master’s Degree in Mining Engineering from the South Dakota School of Mines and Technology. He is a registered Professional Engineer in Colorado, Wyoming, Montana and North Dakota.

Palmer L. Moe, 65, has served as a director of Whiting Petroleum Corporation since 2004. He is Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe is an inactive certified public accountant and was a partner of Arthur Andersen & Co. in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation. He received his Bachelor’s Degree in accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology. He is currently serving as a director of Rackspace Hosting, Inc., a publicly held company.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that are available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

Code of Business Conduct and Ethics

The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

Transactions with Related Persons

We had no transactions during 2008, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

Independence of Directors

Of the seven directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Briggs, Hahne, Hubbard and Moe has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board also determined that Kenneth R. Whiting, who retired as a director on May 6, 2008, had no material relationship with us and was independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are attached as Appendix A to this proxy statement. In making its determination of independence, the Board found that each of Messrs. Aller, Briggs, Hahne, Hubbard, Moe and Whiting met these standards.

Board Committees

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Hubbard (Chairperson), Moe and Briggs, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Hubbard qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. The Audit Committee held four meetings in 2008.

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the chief executive officer) and directors and our executive officer and director compensation plans, policies and programs. The Compensation Committee is presently comprised of Messrs. Briggs (Chairperson), Hubbard, Moe and Aller, each of whom is an independent director under New York Stock Exchange listing standards, an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held six meetings in 2008. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Compensation Discussion and Analysis”.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporation governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. The Nominating and Governance Committee is presently comprised of Messrs. Moe (Chairperson), Hahne, Briggs and Aller, each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held one meeting in 2008.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2008, Graydon D. Hubbard, Palmer L. Moe, Thomas L. Aller and Thomas P. Briggs served on the Compensation Committee of our Board. None of such persons has served as an employee or officer of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Presiding Director

A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The role of the presiding director rotates among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Communication with Directors

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

Meetings and Attendance

The Board held eleven meetings in 2008. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2008 annual meeting of stockholders.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee grants restricted stock to our non-employee directors annually on the first of the month following the annual stockholders meeting (June 1 in 2008) to align the grants with directors’ terms of office. Grants of shares of restricted stock vest one-third each year over three years and become fully vested upon a change in control of our company. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings and to attend continuing education seminars, conferences and classes. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. From January 1, 2008 through May 31, 2008, non-employee directors were compensated as follows:

		Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$42,000
Restricted Stock (shares)	2,150
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock (shares)		1,000	750	750
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,500	$1,500
Telephonic meetings of one hour or less	$750	$750	$750	$750

Effective June 1, 2008, non-employee director compensation was as follows:

		Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$42,000
Restricted Stock (value)	$100,000
Committee Chair Annual Retainer		$25,000	$15,000	$15,000
Committee Chair Restricted Stock (value)		$25,000	$15,000	$15,000
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee	$1,500	$1,500	$1,500	$1,500

In addition, during 2008, we made medical and dental coverage available to directors and their spouses, but directors who elected to receive such coverage were charged a premium that is equal to the COBRA rates associated with our insurance plan. As such, we consider the ability to participate in this coverage to be non-compensatory.

The following table reports compensation earned by or paid to our non-employee directors during 2008.

Director Compensation

			Non-Equity
	Fees Earned or	Stock	Incentive Plan
	Paid in Cash	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)

Thomas L. Aller	72,000	94,918	—	166,918
D. Sherwin Artus	45,500	95,047	—	140,547
Thomas P. Briggs	90,000	97,053	—	187,053
William N. Hahne	60,000	68,018	—	128,018
Graydon D. Hubbard	96,416	131,672	—	228,088
Palmer L. Moe	95,000	121,019	—	216,019
Kenneth R. Whiting(4)	23,864	224,188	—	248,052

(1)	Mr. Volker, our President and Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. Volker as an employee is shown below under “Executive Compensation — Summary Compensation Table.”

(2)	Reflects the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R and consists of amounts for awards of restricted stock granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009. In 2008, Messrs. Aller, Artus, Briggs, Hahne, Hubbard and Moe were respectively awarded 1,070, 1,070, 1,230, 1,070, 1,337 and 1,230 restricted shares of our common stock with a grant date fair value calculated in accordance with SFAS No. 123R of $100,077, $100,077, $115,042, $100,077, $125,050 and $115,042, respectively. The aggregate number of unvested restricted stock awards outstanding at the end of 2008 for Messrs. Aller, Artus, Briggs, Hahne, Hubbard and Moe were 3,463, 3,463, 3,623, 1,787, 4,954 and 4,540, respectively.

(3)	Mr. Artus receives payments under our Production Participation Plan not for director services but with respect to his vested plan interests relating to his prior employment with us from 1989 to 2006. For 2008, Mr. Artus was paid $778,978 under the Production Participation Plan.

(4)	Mr. Whiting retired from our board of directors on May 6, 2008, and, in recognition of his outstanding service to our company, the restrictions on his unvested stock were removed by our board of directors as of the date of his retirement.

PRINCIPAL STOCKHOLDERS

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock as of March 13, 2009. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
Name and Address of	Voting Power		Investment Power			Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class

Wellington Management Company, LLP	—	5,544,444	—	6,487,236	6,523,336	12.9%
75 State Street Boston, MA 02109

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 13, 2009 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged as security any of the shares beneficially owned.

	Shares of		Percent of
	Common Stock		Common Stock
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned

James J. Volker	162,542	(1)	*
Thomas L. Aller	9,355		*
D. Sherwin Artus	34,535		*
Thomas P. Briggs	6,520	(2)	*
William N. Hahne	4,145		*
Graydon D. Hubbard	13,276		*
Palmer L. Moe	13,970		*
Michael J. Stevens	58,650	(1)	*
Mark R. Williams	39,098	(1)	*
James T. Brown	60,686	(1)	*
J. Douglas Lang	27,337	(1)	*
All directors, nominees and executive officers as a group (16 persons)	484,895	(1)	0.9%

*	Denotes less than 1%.

(1)	Amounts include 74,636 shares for Mr. Volker, 37,421 shares for Mr. Stevens, 17,505 shares for Mr. Williams, 20,362 shares for Mr. Brown and 21,656 shares for Mr. Lang and 249,259 shares for our executive officers as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the Securities and Exchange Commission as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest.

(2)	Includes 500 shares held by Mr. Briggs’ spouse. Mr. Briggs disclaims beneficial ownership of those 500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We recognize the importance of maintaining sound principles for the development and administration of our compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase earnings and long-term value appreciation in our common stock.

In advancing these principles, the objectives of our compensation program, including compensation of our named executive officers, are to attract and retain highly qualified and experienced employees, motivate them to achieve and advance, and reward them for superior performance.

What Compensation Program Is Designed to Reward, Recognize and Encourage

Our compensation program provides rewards for individual performance, team achievements and corporate results. It also recognizes changes in our circumstances and individual responsibilities, and it encourages an ownership mentality among our executives and other key employees.

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

The principal elements of compensation for our named executive officers are:

•	short-term and long-term performance incentives in the Production Participation Plan;

•	long-term performance incentives in the 2003 Equity Incentive Plan;

•	base salaries; and

•	retirement savings plan and other benefits.

The principal focus in setting and evaluating our executive compensation is total compensation, i.e., consideration of any single element of compensation must give consideration to the other elements. In setting executive compensation, the Compensation Committee’s goal is to align executive compensation with shareholder return. In assessing total compensation, our objective is to be competitive with the industry while considering individual and company performance. Peer group data will be considered in setting and evaluating compensation, but because the data is usually not current, it will not be the only consideration. The Compensation Committee’s objective is that executive compensation be in the range of the 50-75th percentile of peer group compensation for like positions depending on company and individual performance. The companies comprising our peer group are identified below under “Role of Our Compensation Committee / Named Executive Officers.”

Production Participation Plan

All employees, including our named executive officers, participate in our Production Participation Plan, which is the foundation for our executive compensation strategy. This is a relatively unique plan, which we chose because it incorporates performance-based characteristics of long-term profit-sharing and annual bonuses in one plan. The Production Participation Plan gives each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves. Production of those reserves provides shared benefits to stockholders and employees. Achieving the best economic results from acquisition, exploration, development, and production is a complimentary goal for both us and our employees.

Each year, our Compensation Committee allocates to the Production Participation Plan (but does not legally convey) an interest in production income (defined as gross revenues less taxes (other than income taxes), royalties and direct lease operating expenses) from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year. While employed, each employee is paid annually in cash his or her full interest in applicable current production income. The Production Participation Plan provides for continued post-employment participation through permanent vesting in the future production income of the Production Participation Plan at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 62 or upon death or disability, and full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. This provides important retention incentives to all employees and a long-term, career orientation. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to our company.

We have a Production Participation Plan Credit Service Agreement with our Chief Executive Officer, Mr. Volker, the purpose of which is to provide credit to him under the Production Participation Plan for services he rendered to us as a consultant from March 1993 to August 2000 as if he would have been a participant in the Production Participation Plan during such time period. We entered into this arrangement with Mr. Volker to induce him to become an officer of our company. We also have a Production Participation Plan Supplemental Agreement with our Vice President, Reservoir Engineering/Acquisitions, Mr. Lang, the purpose of which is to provide him an annual cash payment in addition to his Production Participation Plan participant entitlement to ensure that he receives a total payment equal to the average of the Production Participation Plan payments to our Chief Financial Officer and Senior Vice President. We entered into this arrangement with Mr. Lang to retain his services as an officer of our company. The Production Participation Plan Supplemental Agreement also provides that upon a change in control of our company or a voluntary termination of the Production Participation Plan, we will make a cash payment to Mr. Lang to ensure that his distribution is equal to the average of the Production Participation Plan distributions to our Chief Financial Officer and Senior Vice President. Both of these agreements were negotiated with Messrs. Volker and Lang at the time of their employment with us to give recognition to their prior experience in the oil and gas industry in addition to the individual purposes described above. See note 2 to the Summary Compensation Table and note 4 to the table captioned “Potential Production Participation Plan Value”.

Annual Production Participation Plan distributions will increase or decrease depending upon the quantities of oil and natural gas we produce, prices we realize and direct production costs we incur. As a result, these distributions are directly linked to our corporate operating performance.

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, stock options, and stock appreciation rights, through 2008 we have limited our awards to restricted stock. Our Compensation Committee formulates our restricted stock awards on an annual basis in conjunction with other compensation decisions at its regularly scheduled February meeting.

Through 2006, each of our grants of restricted stock vests to the recipient in equal annual installments over three years. Beginning in 2007, we made grants of restricted stock to our named executive officers that will vest based on achieving a performance objective. In 2008, that objective was to assure that the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2007 to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies described in the report of the Compensation Committee’s independent compensation consultant and indentified below under “Role of Our Compensation Committee / Named Executive Officers.”

Awards of restricted stock encourage our executive officers to have an ownership mentality and align their interests with stockholder interests by having a continuing stake in the success of our company and the long-term value appreciation in our common stock.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions to us. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. Although the Compensation Committee makes an annual determination as to the company matching contribution to the 401(k) plan, we have historically matched 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We limit the perquisites that we make available to our named executive officers, who are entitled to only a few negligible benefits that are not available to all our employees.

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our and individual circumstances. Awards to our executives under our Production Participation Plan and Equity Incentive Plan are performance driven. Compensation of executives in the same or similar positions in our peer group of companies is reviewed and considered by the Compensation Committee but not targeted. We allocate a significant percentage of total compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation.

Production Participation Plan

Benefits received by our executive officers are derived during three important stages of the Production Participation Plan — award, vesting and annual payment — each with different factors ultimately driving amounts paid. Awards are made based on evaluations of company, team and individual performance. As previously discussed, annual awards time-vest over five years unless our executives reach age 62 at which time they become fully vested. Executives who resign or are terminated forfeit their unvested interests in the Production Participation Plan. Because each year adds future production income to the plan, Production Participation Plan benefits accumulate and payments received by executives during and after employment are significantly influenced by each executive’s length of service. In addition, because annual payments have a direct relationship to annual production income, the amounts are significantly influenced by oil and gas prices and the effectiveness with which we produce our oil and gas reserves.

Production Participation Plan awards in total and individual awards to our executives are at the discretion of our Compensation Committee. Historically, the annual Production Participation Plan award has ranged from a 2% to 5% interest in production income from oil and natural gas wells acquired or developed in that year. For 2008, the Compensation Committee set the total Production Participation Plan award at 2.5% after consideration of the year’s drilling and property acquisition activity level compared to other plan years, of which 52% was allocated to our non-officer employees and 48% was allocated to our officer group (20.083% going to our named executive officers with 7.321% to Mr. Volker and 3.1905% to each of the other named executive officers). As in prior years, the Compensation Committee established the 2008 total plan award percentage, as follows:

•	By first deriving a profit-sharing amount, based on a sharing of net income over a threshold return on stockholders’ investment and adjusted giving effect to other performance measures, including consideration of the following matters.

•	Cost and reserve conversion effectiveness of our 2008 exploration and development program, including impacts on production trends and increases in proven developed reserves.

•	Lookback analyses of our prior acquisitions.

•	Our 2008 property acquisition program in relation to a volatile 2008 oil and gas pricing environment.

•	Total 2008 capital expenditures.

•	The execution of the executive team during 2008 on our strategy to develop our two major CO2 projects at Postle and N. Ward Estes.

•	The development of two high potential exploratory/development prospects during 2008 in North Dakota and Colorado.

•	The sale of a net profits interest in numerous properties to Whiting USA Trust I.

•	Comparison of our operating performance data with that of other domestic exploration and production companies.

•	Risk management effectiveness.

•	The resulting 2008 profit sharing amount was then compared to the sum of the current year plan production income and estimated present value of the future net revenues attributable to the 2008 award base, as described in further detail in Note 1 to the 2008 Grants of Plan-Based Awards table.

•	A portion of the 2008 profit sharing amount was then allocated to nonexecutive employees using an amount equal to 110% of the per employee allocation for 2007 times the number of nonexecutive employees eligible to participate as of December 31, 2008. The 110% level of funding was selected to award this employee group for their contribution to our company’s success during 2008. The amount allocated in this manner was 52% of the 2008 profit sharing amount.

In establishing the total award and the executive participation therein, as discussed below, the Compensation Committee has purposely avoided a formulaic approach in order to retain maximum flexibility and judgment as to what it considers appropriate in the circumstances.

Regarding the allocation of the remaining 48% of the 2008 award to our officer group (including the 20.083% to our named executive officers), the Compensation Committee considered the performance factors enumerated above and determined the allocation as follows:

•	The officers were divided into three groups based on an evaluation of their job responsibilities and individual performance during 2008. The three groups were the CEO, senior executives and top performers (including the other named executive officers) and the remaining executives.

•	The award level for each group is established based on relative job responsibilities and performance and each person within each group receives the same award. This approach reinforces the team concept within the executive group.

The Compensation Committee periodically reviews, for the total Production Participation Plan and for each named executive officer’s interest in the Production Participation Plan, the estimated present value of both vested and unvested benefits. In its review, the Compensation Committee also compares the increases in our long-term commitments under the Production Participation Plan with the growth in our stockholders’ equity and growth in our market capitalization (aggregate market value of our common stock).

Restricted Stock Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and believes that over-time more of executive compensation should be equity-based rather than cash-based so as to better align executive compensation with shareholder return. Consistent with this belief, we have systematically increased the named executive officers’ ownership in our common stock. Our Compensation Committee makes grants of restricted stock each year at its February meeting. In 2008, Mr. Volker was awarded 17,706 shares of restricted stock, Messrs. Stevens, Williams, Brown and Lang each received 4,869 shares of restricted stock. The restricted stock will vest if the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2007 to each of the fiscal year ends preceding the first three anniversaries of the grant date exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies described in the report of the Compensation Committee’s independent compensation consultant. In establishing this performance objective, the Compensation Committee aligned this portion of executive compensation directly with stockholder return relative to our peer company group. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited.

In making the 2008 awards, the Compensation Committee considered, in addition to the performance and other factors discussed above:

•	Total compensation for each employee compared to the same executive positions in a peer group of other companies.

•	The growth in per share stock price in 2007.

•	Equity-based awards of a peer group of other companies.

Base Salaries

Our Compensation Committee considers executive officer base salary levels annually in its meetings in December, January and February as part of our performance appraisal process and establishes new salary levels which through 2008 have been effective April 1 of each year. The Compensation Committee established the appropriate 2008 base salary for Mr. Volker and reviewed his recommendations for base salary levels of each other executive officer. Base salary increases effective April 1, 2008, which averaged 12% for the named executive officers, were required to bring salaries to the appropriate level for 2008. In establishing or approving executive officer base salaries for 2008, the Compensation Committee considered, in addition to the performance and other factors discussed previously, the following:

•	The significant growth of our company in 2007 — 13.4% as measured by the increase in property and equipment, net of depletion, depreciation and amortization.

•	Individual responsibilities and performance, particularly in managing our assimilation of the properties we acquired in prior years.

•	Successful implementation of the change in emphasis to an exploration and development focus during a higher price environment not favorable to acquisition efforts.

•	The fierce competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in a peer group of other companies.

Chief Executive Officer Compensation Factors

Additional factors considered in establishing the Production Participation Plan allocation, Restricted Stock Awards and salary compensation to our Chief Executive Officer, Mr. Volker, in amounts greater than the other named executive officers included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

Mr. Volker is paid at a level of approximately two times the level of our other named executive officers. His higher levels of compensation in each of our elements of executive compensation reflect his higher levels of overall responsibility for the combined activities of our company compared to the other members of the executive team.

Role of Our Compensation Committee/Named Executive Officers

Our Compensation Committee, which has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. Subject to the approval of the Board, the Compensation Committee makes annual plan awards to our named executive officers.

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee believes available data is generally out-of-date at the time it makes compensation decisions. For example, the 2008 Production Participation Plan award was made in January of 2009 when our preliminary 2008 operating results became available. Survey and peer company information was available only for 2007. Restricted stock awards and base salaries for 2008 were established in February of 2008 in conjunction with a quarterly Board meeting. At that time, survey and peer company information was available only for 2006.

When 2007 compensation data became available in 2008, the Compensation Committee reviewed comparisons of our 2007 executive compensation (by component and in total) with that of a peer group of thirteen companies and with industry compensation survey results. The companies that comprised our peer group for purposes of 2008 compensation were Bill Barrett Corporation, Cabot Oil and Gas Corporation, Cimarex Energy Co., Delta Petroleum Corp., Denbury Resources, Inc., Encore Acquisition Co., Forest Oil Corporation, Mariner Energy, Inc., Newfield Exploration Company, Petrohawk Energy Corporation, Plains Exploration & Production Company, Range Resources Corporation, and St. Mary Land & Exploration Company.

The Compensation Committee has concluded such comparisons are of limited usefulness, principally because of the uniqueness of our Production Participation Plan. However, based on such comparisons, the Compensation Committee believes that:

•	Our executive compensation is competitive.

•	Mr. Volker’s total compensation is below peer group medians and total compensation for our other named executive officers is at or above survey and peer group medians.

•	Annual distributions from our Production Participation Plan provide incentive compensation that, prior to the 2008 distribution paid on February 2009, approximated bonuses or short-term incentive awards at survey and peer group medians for Mr. Volker and were above survey and peer group medians for our other named executive officers. The 2008 distribution exceeded survey and peer group medians for bonuses and short-term incentive awards as the result of high oil and gas prices received during 2008 for production sales and the distribution of the share of sales proceeds attributable to the Production Participation Plan arising out of our sale of a term net profits interest to Whiting USA Trust I.

•	Our annual Production Participation Plan awards and restricted stock awards have provided long-term incentive compensation that is at or below survey and peer group medians for Mr. Volker and at or above survey and peer group medians for our other named executive officers.

•	Mr. Volker’s base salary approximates survey and peer group medians, and base salaries for our other named executive officers are below survey and peer group medians, which is consistent with our philosophy of maintaining compensation focus on the performance-based features of our Production Participation Plan and our Equity Incentive Plan.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•	Maintains a Compensation Committee comprised of independent directors who are seasoned executives having extensive experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards;

•	Independently performs analytical reviews of our annual performance and results focusing on profitability, quality of earnings, returns on capital and on stockholder’s equity, reserve replacement efficiency, and the elements that change the standardized measure of our proved reserves;

•	Annually participates in, subscribes to and reviews industry-wide compensation and benefits surveys to gauge the adequacy of our programs;

•	Directly engages an independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation;

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues;

•	Annually reviews the performance of our Chief Executive Officer, and determines his plan awards and base salary;

•	Annually reviews the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer and approves their plan awards and base salaries; and

•	Holds executive sessions (without management present) at every Compensation Committee meeting and communicates with each other informally between meetings.

Typically, our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our Chief Executive Officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

Termination and Change in Control Arrangements

Other than as described below, we do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them. Furthermore, in the event of a change in control of our company:

•	Unvested interests in the Production Participation Plan automatically vest,

•	The Production Participation Plan terminates and all interests are liquidated in a lump sum distribution,

•	Unvested shares of restricted stock automatically vest, and

•	Unvested company matching contributions to the 401(k) Plan automatically vest.

Due to this vesting, our executive officers may be deemed to receive compensation which is subject to a federal 20% excise tax in addition to ordinary income tax. Our Compensation Committee decided that the benefits granted to our executive officers should not be diminished in value due to such excise tax as a result of a change in control in our company. Accordingly, the company has entered into agreements with each of our executive officers providing that, if a change in control of the company occurs and any payments to each executive officer are subject to the 20% excise tax, the company will pay the executive the amount necessary to offset the 20% excise tax and any additional taxes on this payment. However, these agreements also provide that, if the executive would not be subject to such excise tax if the total payments to the executive were reduced by an amount up to $50,000, then the amounts payable to the executive under the Production Participation Plan will be reduced so that the total payments do not exceed the maximum amount that could be paid to the executive without giving rise to such excise tax.

These change in control benefits are included in the underlying plan and grant documents as to vesting and in separate agreements as to excise taxes. We believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company and that our executives are not disadvantaged by a change in control of our company. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Accounting and Tax Treatment of Compensation

We account for our restricted stock grants in accordance with the requirements of SFAS No. 123R which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid to each of the named executive officers to $1 million, subject to several exceptions. Although our Compensation Committee considers the impact of Section 162(m) when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs in order to retain and motivate superior executive talent. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. We have reviewed and amended our compensation plans and agreements to be compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K.

Thomas P. Briggs, Chairperson
Thomas L. Aller
Graydon D. Hubbard
Palmer L. Moe

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2006, 2007 and 2008 fiscal years by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose total cash compensation exceeded $100,000. The persons named in the table are sometimes referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

			Restricted	Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)(4)	($)

James J. Volker	2008	550,000	237,870	2,433,204	5,764	3,226,838
Chairman, President and	2007	515,000	688,953	1,105,319	5,294	2,314,566
Chief Executive Officer	2006	487,500	665,786	835,201	4,670	1,993,157
Michael J. Stevens	2008	255,000	66,775	1,141,337	18,172	1,481,284
Chief Financial Officer and	2007	232,500	215,779	518,844	17,890	985,013
Vice President	2006	205,000	205,238	447,324	16,964	874,526
Mark R. Williams	2008	220,000	65,665	1,369,236	17,806	1,672,707
Vice President, Exploration and	2007	201,250	208,023	670,377	17,569	1,097,219
Development	2006	190,000	189,265	559,377	16,820	955,462
James T. Brown	2008	272,500	66,775	1,275,992	18,356	1,633,623
Senior Vice President	2007	230,000	216,769	576,274	17,864	1,040,907
	2006	185,000	212,693	503,008	16,772	917,473
J. Douglas Lang	2008	212,500	66,775	1,208,665	17,727	1,505,667
Vice President, Reservoir	2007	180,000	233,086	547,559	17,350	977,995
Engineering/Acquisitions	2006	146,250	223,510	475,166	16,401	861,327

(1)	Reflects the dollar amount we recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with SFAS No. 123R and consists of amounts for awards of restricted stock granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009. See “2008 Grants of Plan-Based Awards” Table and “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

(2)	Reflects the dollar amount we paid under our Production Participation Plan with respect to proceeds from sales of interests in proven reserves in 2008 as well as our production income from oil and natural gas wells during each of 2006, 2007 and 2008 attributable to all plan years in which each named executive officer has an allocated interest under the Production Participation Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan. For awards made with respect to the 2006 plan year only, Mr. Volker received $159,632 and Messrs. Stevens, Williams, Brown and Lang each received $72,092. For awards made with respect to the 2007 plan year only, Mr. Volker received $175,692 and Messrs. Stevens, Williams, Brown and Lang each received $79,345. For awards made with respect to the 2008 plan year only, Mr. Volker received $390,357 and Messrs. Stevens, Williams, Brown and Lang each received $170,118. Also reflects payments in 2006, 2007 and 2008 in the amounts of $72,772, $137,980 and $121,923, respectively, to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from March 1993 to August 2000, and payments in 2006, 2007 and 2008 in the amounts of $46,681, $43,840 and $74,187, respectively, to Mr. Lang pursuant to his Production Participation Plan Supplemental Payment Agreement, which is equal to the difference between the average of the Production Participation Plan payments to our Chief Financial Officer and Senior Vice President and the Production Participation Plan payment to Mr. Lang. See “Compensation

Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

(3)	Reflects long term disability, accidental death and dismemberment and life insurance premiums paid by us for Messrs. Volker, Stevens, Williams, Brown and Lang in the amounts of $4,670, $1,964, $1,820, $1,772 and $1,401, respectively, for 2006 and $5294, $2,390, $2,069, $2,364 and $1,850, respectively, for 2007 and $5,764, $2,672, $2,306, $2,856 and $2,227, respectively, for 2008. These amounts also include matching contributions by us under our 401(k) Employee Savings Plan to each of Messrs. Stevens, Williams, Brown and Lang in the amount of $15,000 in 2006 and $15,500 in 2007 and 2008.

(4)	We limit the perquisites that we make available to our executive officers, who are entitled to few benefits that are not otherwise available to all our employees, and no such perquisites are included in this table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed $10,000.

Grants of Plan-Based Awards

The following table sets forth information concerning awards made during 2008 to our named executive officers under our Production Participation Plan and our 2003 Equity Incentive Plan.

		Estimated Future Payouts Under			Estimated Future Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Value of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	($)	($)(1)	($)	(#)	(#)(2)	(#)	($)(3)

James J. Volker	—	—	1,080,397	—	—	—	—	—
	2/21/08	—	—	—	—	17,706	—	418,039
Michael J. Stevens	—	—	470,838	—	—	—	—	—
	2/21/08	—	—	—	—	4,869	—	114,957
Mark R. Williams	—	—	470,838	—	—	—	—	—
	2/21/08	—	—	—	—	4,869	—	114,957
James T. Brown	—	—	470,838	—	—	—	—	—
	2/21/08	—	—	—	—	4,869	—	114,957
J. Douglas Lang	—	—	470,838	—	—	—	—	—
	2/21/08	—	—	—	—	4,869	—	114,957

(1)	These amounts are estimates of the potential long term benefit of the 2008 plan year grant of an award under our Production Participation Plan to each of the named executive officers. We have estimated the production income stream from the proved developed oil and gas reserves attributable to the properties comprising the 2008 award based upon NYMEX forward strip pricing at year end 2008 (adjusted for area price differentials actually received), assuming that the officer remains employed for five years so that the 2008 grant fully vests and completing a present value calculation using a discount rate of 12%. The grant date indicated is January 13, 2009, which is the date our Compensation Committee determined the Production Participation Plan award for plan year 2008, although the amounts presented in this column are based upon reserve estimates as of the end of the plan year on December 31, 2008. These numbers are indicative based on the assumptions used in this calculation. The actual value may increase or decrease over time depending on prices realized and operating expenses incurred as well as on the quantities and rates of production from the underlying oil and gas reserves. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan.

(2)	These amounts are the number of restricted shares of our common stock granted to each of the named executive officers in 2008 under our 2003 Equity Incentive Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

(3)	Reflects the grant date fair value of the restricted stock award calculated in accordance with SFAS No. 123R. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Production Participation Plan

Award

Each year, our Compensation Committee allocates to the Production Participation Plan on a discretionary basis (but does not legally convey) an interest in production income from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year and each employee is entitled to annual payments and vesting in respect of such fixed interests as described below.

Annual Payment

As to all plan years in which he or she is a participant, each employee is paid annually in cash his or her full allocated interest in production income while employed. The annual payment is made in February of each year. The payments to each of the named executive officers for 2008 are shown in the Summary Compensation Table. The payments for 2008 were significantly larger than in prior years because of higher oil and gas prices during the year, higher revenues from properties assigned to the plan in 2008, and the payment attributable to various plan years made with respect to the sale of a term net profits interest in numerous properties to Whiting USA Trust I in 2008. As the company receives higher or lower production income from the sales of oil and natural gas, the amounts paid increase or decrease.

Vesting

In addition to the annual payments, the Production Participation Plan provides the opportunity for continued post-employment participation because the awarded portion of the Production Participation Plan permanently vests to each employee at the rate of 20% per year as to each plan year. Upon voluntary termination of employment or termination without cause, employees retain their vested interests in the Production Participation Plan accrued as of the time of termination and forfeit their unvested interests. (Employees terminated for cause forfeit all interests in the plan, whether vested or unvested.) For plan years prior to 2004, forfeitures of interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to us. Also, employees fully vest in all plan years at the age of 62 or upon death or disability. Mr. Volker attained the age of 62 during 2008 and is fully vested. Full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. See “Potential Payments Upon Termination or Change in Control — Production Participation Plan” for a description of the terms of the Production Participation Plan triggered upon a termination of employment, death or disability or a termination of the Production Participation Plan or a change in control of our company and a listing of the dollar impact on each of the named executive officers of each of these events. The total value of a participant’s interest in the Production Participation Plan generally increases as he or she participates in more plan years, but such value is subject to declines caused by the distribution of annual payments and changes in production and reserves as well as oil and gas prices and will also be impacted by the degree of vesting of such participant’s interest in the plan as the result of the termination event as described above.

Restricted Stock

All shares of restricted stock we have granted through December 31, 2006 under our 2003 Equity Incentive Plan vest in equal annual increments over three years from the date of grant. The shares of restricted stock granted in 2007 to the named executive officers (and other executive officers) will vest based on the company achieving, at each of the fiscal year ends preceding the first three anniversary dates of the grant, a 9% increase (compounded annually) in the difference between (i) the per share amount of the company’s after-tax PV10% value (calculated in accordance with Securities and Exchange Commission guidelines) of proved reserves and (ii) the per share amount of the company’s consolidated long-term debt. The shares of restricted stock granted in 2008 to the named executive officers (and other executive officers) will vest one-third on each of the first three anniversaries of the grant date if the performance (whether positive or negative) of the price per share of common stock of the company for the period from December 31, 2007 to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of a peer group of companies, for the same period. If the specified increase threshold or level of stock price performance is met at any of such fiscal year ends, then more than one year can vest in a given year but not to exceed a maximum of one-third of the total shares granted for every year of service that has been completed. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. Dividends are payable on shares of unvested restricted stock; however, we historically have not paid any dividends and do not anticipate paying any dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

Outstanding Equity Awards at 2008 Year-End

The following table sets forth information concerning unvested restricted stock awards held by our named executive officers on December 31, 2008.

	Stock Awards
		Market	Equity Incentive	Equity Incentive
	Number of	Value of	Plan Awards:	Plan Awards:
	Shares of	Shares of	Number of	Market Value of
	Stock That	Stock That	Unearned Shares	Unearned Shares
	Have Not	Have Not	of Stock That	of Stock That
	Vested	Vested	Have Not Vested	Have Not Vested
Name	(#)(1)	($)(2)	(#)(3)	($)(2)

James J. Volker	5,854	195,875	29,558	989,011
Michael J. Stevens	1,810	60,563	8,573	286,853
Mark R. Williams	1,810	60,563	8,573	286,853
James T. Brown	1,810	60,563	8,573	286,853
J. Douglas Lang	1,810	60,563	8,573	286,853

(1)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2008 that have time-based vesting. These shares will vest on various dates as follows:

Name	2/23/09

James J. Volker	5,854
Michael J. Stevens	1,810
Mark R. Williams	1,810
James T. Brown	1,810
J. Douglas Lang	1,810

(2)	Reflects the value of unvested shares of restricted common stock held by our named executive officers as of December 31, 2008 measured by the closing market price of our common stock on December 31, 2008, which was $33.46 per share.

(3)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2008 that have performance-based vesting. These shares will vest on various dates as follows if the performance objectives are satisfied:

Name	2/21/09	2/23/09	2/21/10	2/23/10	2/21/11

James J. Volker	5,902	5,926	5,902	5,926	5,902
Michael J. Stevens	1,623	1,852	1,623	1,852	1,623
Mark R. Williams	1,623	1,852	1,623	1,852	1,623
James T. Brown	1,623	1,852	1,623	1,852	1,623
J. Douglas Lang	1,623	1,852	1,623	1,852	1,623

Stock Vested

The following table sets forth information concerning restricted stock awards vested during 2008 for our named executive officers.

	Stock Awards(1)
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	During 2008 (#)	During 2008 ($)

James J. Volker	16,725	$962,022
Michael J. Stevens	5,311	$305,489
Mark R. Williams	4,899	$281,790
James T. Brown	5,311	$305,489
J. Douglas Lang	5,311	$305,489

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2008 valued at the closing market price of our common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

Production Participation Plan

To quantify the potential impact of the Production Participation Plan, the following table shows the estimated values for each of the named executive officers assuming (i) they each terminated their employment by resignation on December 31, 2008, (ii) their employment was terminated as a result of death or disability on December 31, 2008, and (iii) a voluntary termination of the Production Participation Plan by us or a change in control of our company occurred on December 31, 2008, in each case including the awards under the Production Participation Plan made in 2009 with respect to the 2008 plan year. Descriptions of the circumstances that would trigger payments and accelerated vesting under the Production Participation Plan, how such payments are determined under the circumstances and other material factors regarding these provisions, as well as the material assumptions that we have made in calculating these estimated values follow this table.

	Potential Production Participation Plan Value(1)
	Termination of	Termination of	Termination of
	Employment	Employment by	Plan or Change
	by Resignation	Death or Disability	in Control
Name	($)(2)	($)(3)	($)(4)

James J. Volker	4,227,047	4,227,047	5,059,304
Michael J. Stevens	1,284,633	2,095,720	2,458,419
Mark R. Williams	1,450,043	2,261,130	2,623,829
James T. Brown	1,394,338	2,205,424	2,568,123
J. Douglas Lang	1,339,486	2,150,572	2,513,271

(1)	In accordance with the terms of the Production Participation Plan, upon termination of the plan or a change in control of our company, the fair market value of vested interests is to be distributed and upon termination of employment by resignation, death or disability, there is no such distribution. For illustrative purposes, we are providing an estimated value for each of these termination and change in control events as if there were a distribution in every event. The determination of fair market value is to be made by us, using valuation reports, discount rates, and other factors then being used by us for the purchase of oil and gas properties from third parties. For purposes of this table, we have made the following assumptions: NYMEX forward strip pricing at year end 2008 (adjusted for area price differentials actually received), and present value of payment stream discounted at 12%. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009. For termination of plan or change in control (see note 4 below), proved undeveloped reserves risked at 60% and proved developed non-producing and behind pipe reserves risked at 75%, 3.83% of which is deemed to be contributed to the plan (determined as the average of the three previous annual allocations to the plan by our Compensation Committee which is the minimum requirement of the Production Participation Plan). These estimates will likely vary based upon timing of applicable events, reserve declines, levels of production, prices realized or used in the calculations, costs incurred to achieve production and other changes in our assumptions.

(2)	Reflects the estimated fair market value of all vested interests as of the assumed employment termination date.

(3)	Reflects the estimated fair market value of all vested interests and accelerated unvested interests as of the assumed date of death or disability.

(4)	Reflects the estimated fair market value of all vested interests and accelerated unvested interests plus the allocated share in proved undeveloped reserves as of the assumed date the plan is terminated or change in control occurs. For purposes of this table, we have assumed that our Compensation Committee would allocate the share in proved undeveloped reserves 7.321% to Mr. Volker and 3.1905% to each of the other named executive officers, consistent with the allocation that the Compensation Committee set for the 2008 Production Participation Plan award. For Mr. Volker, this amount also includes $78,851 payable pursuant to his Production Participation Plan Credit Service Agreement and, for Mr. Lang, this amount also includes $109,463 payable pursuant to his Production Participation Plan Supplemental Payment Agreement. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

The Production Participation Plan provides that if a participant with less than one full year of employment with us terminates employment with us for any reason, then all rights of such employee under the Production Participation Plan will terminate. For a participant who has one or more full years of employment with us at the date of termination with us, the participant will be able to continue to participate in distributions with respect to interests that have vested. In addition, a participant will become fully vested in all interests upon reaching age 62. As of December 31, 2008, Mr. Volker was the only named executive officer who reached age 62. If a participant dies or becomes disabled during employment prior to becoming fully vested, such participant will become fully vested for purposes of future distributions. If a participant’s employment with us is terminated for cause, as determined by us, the participant will forfeit all rights to further distributions regardless of prior vesting.

The Production Participation Plan provides that upon a voluntary termination of it by us or a change in control of our company, the interests of all participants who are employees at such time will become 100% vested as to all plan years and partial plan years. In addition, all remaining oil and gas properties in the Production Participation Plan that are categorized as proved undeveloped reserves previously contributed to Production Participation Plan but not allocated to a particular plan year will be allocated to the partial plan year established as a result of such voluntary termination or change in control. “Change in control” is defined in the Production Participation Plan to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•	individuals who were directors as of February 23, 2006 and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on February 23, 2006 or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

Upon a voluntary termination of the Production Participation Plan by us or a change in control of our company, we will distribute the fair market value (determined in accordance with the Production Participation Plan) of all 100% vested interests plus the allocated share in proved undeveloped reserves as of the date the plan is terminated or change in control occurs to participants in one lump sum twelve months after such a termination or within one month after such a change in control.

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. The value of the restricted stock that would have vested assuming a change in control of our company occurred on December 31, 2008 and our common stock was valued at the closing market price as of that date for each named executive officer is set forth in the “Market Value of Shares of Stock That Have Not Vested” and “Equity Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested” columns of the “Outstanding Equity Awards at 2008 Year-End Table” above. “Change in control” is defined in the Restricted Stock Agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 51% of the combined voting power of our outstanding voting securities;

•	one-third or more of the members of our Board who were directors on the grant date for the restricted stock, and any successor of those directors who is recommended by a majority of such directors, are not continuing directors;

•	our stockholders approve any consolidation or merger in which we would not be the surviving corporation or pursuant to which our common stock would be converted into cash, with certain exceptions, or any sale of substantially all of our assets; or

•	our stockholders approve any proposal for our liquidation or dissolution.

Excise Tax Gross-Up Agreements

To quantify the potential impact of the excise tax gross-up agreements we have entered into with our executive officers, the following table shows the estimated values of payments for each of the named executive officers under these agreements assuming a change in control of our company occurred on December 31, 2008. Descriptions of the circumstances that would trigger payments under the excise tax gross-up agreements and other material factors regarding these provisions, as well as the material assumptions that we have made in calculating these estimated values follow this table.

	Potential	Potential
	Excise Tax	Legal or
	Gross-Up	Accounting
Name	Payment(1)	Advisor Fees

James J. Volker	$0	$15,000
Michael J. Stevens	$0	$15,000
Mark R. Williams	$0	$15,000
James T. Brown	$0	$15,000
J. Douglas Lang	$0	$15,000

(1)	The calculations of the potential excise tax gross-up payment assume that, upon a change in control of our company, interests in the Production Participation Plan will vest and be valued be as set forth above under “-Production Participation Plan” and shares of restricted stock will vest and be valued as set forth above under “- Restricted Stock Agreements.” In determining the amount of any excise tax gross-up amount included in the table above, we made the following material assumptions: an excise tax rate of 20% under the Internal Revenue Code, a combined federal and state individual tax rate of 39.8% and that performance based unvested restricted stock granted in February 2007 and 2008 is considered to be made in contemplation of a change in control for purposes of these calculations.

The excise tax gross-up agreements provide that if a change in control of our company occurs and any payments to the executive under any agreement with, or plan of, our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. However, the agreements provide that if the executive would not be subject to such excise tax if the total payments to the executive were reduced by an amount that is not in excess of $50,000, then the amounts payable to the executive under the Production Participation Plan shall be reduced so that the total payments do not exceed the maximum amount that could be paid to the executive without giving rise to such excise tax. Under the assumptions used for the calculations set forth above, this provision would not have been applicable to any of the named executive officers. In addition, the agreements provide that we will bear up to $15,000 of reasonable fees and costs of consultants and legal or accounting advisors engaged by the executive to advise the executive as to matters relating to the computation of any gross-up payment.

“Change in control” is defined in the excise tax gross-up agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•	individuals who were directors as of the date of such agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of such agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2009. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2009. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Shares of our common stock represented by executed but unmarked proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2008 and 2007 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2008	2007

Audit Fees	$818,500	$892,000
Audit-Related Fees(1)	140,420	216,567
Tax Fees(2)	—	49,883
All Other Fees	—	—

Total Fees	$958,920	$1,158,450

(1)	For 2007 and 2008, fees related to audit of our 401(k) Plan and audits of certain oil and gas properties in anticipation of sale.

(2)	For 2007, tax services consisted of state property tax filings.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

AUDIT COMMITTEE REPORT

As members of the Audit Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Audit Committee charter. Regulatory requirements applicable to audit committees are extensive, and we have developed a task matrix to help assure compliance with the charter and related regulations and to control timing of our work. In addition, we monitor published information related to audit committee best practices.

We have completed all charter tasks scheduled to be performed in 2008 prior to year-end, and we have completed all charter tasks scheduled to be performed during the first quarter of 2009 prior to the end of the first quarter. Our work included, among other procedures, the following:

•	We pre-approved audit and permitted non-audit services of the Company’s independent auditors and we reviewed and discussed with them the scope of their audit.

•	We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent auditors provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors communications with the audit committee.

•	Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2008, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•	We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

•	During the year, we monitored the Company’s progress in its assessment of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act. We reviewed and discussed with management and the independent auditors Management’s Annual Report on Internal Control Over Financial Reporting and the related audit report. No material weaknesses were identified or reported.

•	We reviewed and discussed with management and the independent auditors the Company’s 2008 quarterly financial statements and quarterly and year-end press releases.

•	We monitored the earnings guidance practices of a peer group of companies in the oil and natural gas exploration, exploitation and production business and reviewed the Company’s guidance during 2008 and its initial guidance for 2009.

•	We reviewed and discussed with the internal auditors their audit plan, their reports and their annual risk assessment review.

Graydon D. Hubbard, Chairperson
Thomas P. Briggs
Palmer L. Moe

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2008, all of our directors and executive officers timely complied with the Section 16(a) filing requirements.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders intend to present at and have included in our proxy statement for the 2010 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be received at our offices by the close of business on December 2, 2009. In addition, a stockholder who otherwise intends to present business at the 2010 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the 2009 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2010 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between January 5, 2010 and February 4, 2010, then the notice will be considered untimely and we will not be required to present such proposal at the 2010 annual meeting. If the Board chooses to present such proposal at the 2010 annual meeting, then the persons named in proxies solicited by the Board for the 2010 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to stockholders and/or proxy statements, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the annual report to stockholders and/or proxy statement may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting Corporate Secretary, Whiting Petroleum Corporation, at 303-837-1661 or 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

April 1, 2009

APPENDIX A

The Board of Directors has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

1. A family member of the director is or was an employee (other than an executive officer) of the Company.

2. A director, or a family member of the director, has received less than $120,000 during each twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company). Compensation received by (a) a director for former service as an interim Chairperson, Chief Executive Officer or other executive officer of the Company or (b) a family member of the director for service as an employee of the Company (other than an executive officer) need not be considered.

3. A director or a family member of a director is or was affiliated with or employed by a firm that is the Company’s internal or external auditor, so long as (a) the director or the family member is not a current partner of a firm that is the Company’s internal or external auditor; (b) the director is not a current employee of such a firm; (c) the family member is not a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) the director or the family member, if he or she was within the past three years (but is no longer) a partner or employee of such a firm, did not personally work on the Company’s audit within that time.

4. A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. A director is a current employee of, or has any other relationship (including through a family member) with, another company (including any tax exempt organization), that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. This test applies solely to the financial relationship between the Company and the director’s (or family member’s) current employer. Former employment of the director or family member need not be considered.

6. A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s discretionary contributions in any of the last three fiscal years do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

7. In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

For relationships not covered by the guidelines above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in above.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - James J. Volker*	☐	☐	02 - William N. Hahne*	☐	☐	03 - Graydon D. Hubbard*	☐	☐

* for terms expiring at the 2012 Annual Meeting and until their successors are duly elected and qualified.

		For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X 0 2 1 3 2 9 2	+
<STOCK#>                     010UHA

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Whiting Petroleum Corporation

2009 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 5, 2009, at 9:00 A.M., local time, in Ballroom B located in The Brown Palace Hotel at 321 17th Street, Denver, Colorado 80202, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 13, 2009 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.